EXHIBIT 10.13

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (“Amendment”) is made and entered into by and between USANA Health Sciences, Inc., a Utah corporation (“Borrower”) and Bank of America, N.A., a national banking association (“Bank”).

Recitals

A.    Borrower and Bank are parties to that certain Credit Agreement dated September 20, 1999 (as amended or otherwise modified, the “Credit Agreement”) pursuant to which, among other things, Bank made available a revolving line of credit in the amount of $12,500,000 and a term loan to Borrower in the amount of $10,000,000.

B.    The Credit Agreement contains certain financial covenants binding upon the Borrower, including a minimum fixed charge coverage ratio.

C.    Borrower has requested that Bank agree to modify the fixed charge coverage ratio, which Bank has agreed to do on the terms and conditions herein contained.

NOW THEREFORE, in consideration of the foregoing, Borrower and Bank agree as follows:

Agreement

1.     DEFINED TERMS.  Capitalized terms not otherwise defined herein shall have the meanings given in the Credit Agreement.

2.     AMENDMENT TO CREDIT AGREEMENT.  Section 1.10 of the Credit Agreement is amended and restated to read as follows:

1.10        Fixed Charge Coverage Ratio shall mean:

(a)       as of the end of each of Borrower’s fiscal quarters ending March 31, 2001 through December 29, 2001, the ratio of (i) the sum of (A) EBITDA of Borrower less (B) the sum of (1) fifty percent (50%) of the capital expenditures made by Borrower plus (2) the provision for taxes based on income made by Borrower to (ii) the interest expense of Borrower, in each case, for the period of four consecutive fiscal quarters then ended;

(b)       as of the end of each of Borrower’s fiscal quarters ending March 30, 2002 through December 31, 2002, the ratio of (i) the sum of (A) EBITDA of Borrower less (B) the sum of (1) the provision for taxes based on income made by Borrower for the period of four consecutive fiscal quarters then ended plus (2) as applicable (A) for the fiscal quarter ended March 30, 2002, the product of (x) the capital expenditures made by Borrower during the fiscal then quarter multiplied by (y) four, (B) for the fiscal quarter ended June 30, 2002, the product of (x) the capital expenditures made by Borrower during the period of two consecutive fiscal quarters then ended multiplied by (y) two, (C) for the fiscal quarter ended September 30, 2002, the product of (x) the capital expenditures made by Borrower during the period of three consecutive fiscal quarters then ended multiplied by (y) one and thirty four one hundredths, and (D) for the fiscal quarter ended December 31, 2002, the capital expenditures made by Borrower during the period of four consecutive fiscal quarters then ended to (ii) the sum of (A) the interest expense of Borrower for the period of four consecutive fiscal quarters then ended plus (B) the current portion of long-term Debt of Borrower as of such date; and

(c)       as of the end of each of Borrower’s fiscal quarters ending March 30, 2003 and thereafter, the ratio of (i) the sum of (A) EBITDA of Borrower less (B) the sum of (1) the capital expenditures made by Borrower plus (2) the provision for taxes based on income made by Borrower, in each case for the period of four consecutive fiscal quarters then ended to (ii) the sum of (A) the interest expense of Borrower for the period of four consecutive fiscal quarters then ended plus (B) the current portion of long-term Debt of Borrower as of such date.

3.     CONDITIONS TO EFFECTIVENESS.  Notwithstanding anything contained herein to the contrary, this Amendment shall not become effective until each of the following conditions is fully and simultaneously satisfied:

(a)   Delivery of Amendment.  Borrower and Lender shall have executed and delivered counterparts of this Amendment to each other;

(b)   Corporate Authority.  Lender shall have received such evidence of corporate authority and action as Lender shall request demonstrating that the execution, delivery and performance of this Amendment has been duly authorized by Borrower;

(c)   Representations True; No Default.  The representations of Borrower as set forth in Article 7 of the Credit Agreement shall be true on and as of the date of this Amendment with the same force and effect as if made on and as of this date.  No Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or will occur as a result of the execution of this Amendment; and

(d)   Other Documents.  Lender shall have received such other documents, instruments, and undertakings as Lender may reasonably request.

4.     REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants to Lender that each of the representations and warranties set forth in Article 7 of the Credit Agreement is true and correct in each case as if made on and as of the date of this Amendment and Borrower expressly agrees that it shall be an additional Event of Default under the Credit Agreement if any representation or warranty made hereunder shall prove to have been incorrect in any material respect when made.

5.     NO FURTHER AMENDMENT.  Except as expressly modified by this Agreement, the Credit Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder.

6.     RESERVATION OF RIGHTS.  Borrower acknowledges and agrees that the execution and delivery by Bank of this Agreement shall not be deemed to create a course of dealing or otherwise obligate Bank to forbear or execute similar amendments under the same or similar circumstances in the future.

7.     MISCELLANEOUS.

(a)           This Agreement comprises the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or commitments.

(b)           This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same Agreement.

(c)           This Agreement and the rights and obligations of the parties hereto shall be construed and interpreted in accordance with the internal laws of the State of Washington.

EXECUTED AND DELIVERED by the duly authorized officers of the parties as of the date first above written.

Dated as of April 17, 2002.

Borrower:		Bank:

USANA HEALTH SCIENCES, INC.		BANK OF AMERICA, N.A.

By:	/s/ Gilbert A. Fuller	By:	/s/ Mark N. Crawford
	Gilbert A. Fuller, SVP & CFO		Mark N. Crawford, Senior Vice President